(i)(16)
[DECHERT LLP LETTERHEAD]
December 14, 2007
ING Mutual Funds
7337 Ease Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re:	Securities Act Registration No. 033-56094 Investment Company Act File No. 811-07428
Ladies and Gentlemen:
We have acted as counsel to ING Mutual Funds (the “Trust”), a Delaware statutory trust, and its series, the ING Diversified International Fund, ING Emerging Countries Fund, ING Foreign Fund, ING Global Equity Dividend Fund, ING Global Real Estate Fund, ING Global Natural Resources Fund, ING International Equity Dividend Fund, ING International Real Estate Fund and ING International SmallCap Fund (the “Funds”), in connection with the Post-Effective Amendment No. 129 to the Registration Statement of ING Mutual Funds (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Class W shares on behalf of the Funds.
We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.
On the basis of the foregoing, it is our opinion that the Class W shares of beneficial interest of the Funds, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about December 14, 2007, will be duly and validly issued, fully paid and non-assessable by the Trust.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.
Sincerely,
/s/ Dechert LLP